EXHIBIT 10.21

Plains Exploration & Production Company

700 Milam, Suite 3100

Pennzoil North Tower

Houston, Texas 77002

February 18, 2004

Thomas M. Gladney

644 Columbia

Houston, Texas 77007

Re:	Terms of Employment with the Company

Dear Tom:

I am pleased to offer you the terms of your continued employment in the position of Executive Vice President – Exploration & Production of Plains Exploration & Production Company (the “Company”). This offer letter shall outline the terms of your employment with the Company.

Subject to earlier termination by either you or the Company, you will be employed by the Company for a term of five years which shall begin on January 8, 2004 (the “Effective Date”). The term of your employment will automatically be extended one year and again for successive one-year periods on each anniversary thereof, if you and the Company have agreed to new compensation terms at least ninety days prior to the end of the initial five-year period and any additional one-year extensions (the initial five-year term and any additional years are hereinafter referred to as the “Term”). Your annual salary shall be $250,000, and you shall be eligible for an annual target bonus of 100% of your annual salary, subject to attainment of goals set forth by the Company’s Board of Directors (the “Board”). You will also be entitled to receive stock appreciation rights with respect to 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of the Company’s common stock on the New York Exchange (as reported in The Wall Street Journal) on February 17, 2004, and which will vest one-third on February 17, 2005, one-third on February 17, 2006 and one-third on February 17, 2007 in accordance with the provisions of the Company’s 2004 Stock Incentive Plan. These SARS will be subject to approval by the shareholders of the Plan at the next annual meeting.

You agree to use reasonable best efforts to perform faithfully and sufficiently your responsibilities and duties hereunder.

If the Company terminates your employment during the Term for any reason other than cause, or if a “change in control” as defined in the Company’s 2002 Stock Incentive Plan occurs, or if your

Thomas M. Gladney

February 18, 2004

employment terminates due to your death during the Term, you will receive a severance payment equal to two times the sum of your base salary and last earned annual bonus (provided, however, that if such termination shall take place prior to December 31, 2004, the bonus amount used for the severance calculation shall be the target bonus), and any stock appreciation rights covering shares of Company common stock or grants of restricted Company common stock or restricted stock units shall immediately vest. In addition, you will be entitled to health benefits for up to two years, subject to mitigation should you become entitled to health benefits under another plan.

During the Term and for any period thereafter, you shall not, without the written consent of the Board or a person authorized by the Board, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an executive of the Company, any confidential information obtained by you while in the employ of the Company with respect to the Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which you know or should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information which you may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

During the Term, you shall not in North America directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender or guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that you may invest in stock, bonds or other securities in any such business (without participating in such business) if: (i)(A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) your investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term “Business” shall mean the exploitation, exploration, development and production of crude petroleum and natural gas.

Further, during the Term and for a period of one year thereafter, you shall not solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90-day period prior thereto, are working full-time or part-time for the Company or any of its subsidiaries and you shall not endeavor, directly or indirectly, in any manner whatsoever, to encourage any Employee to leave his or her job with the Company or any of its subsidiaries and you shall not endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of

Thomas M. Gladney

February 18, 2004

its subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its subsidiaries.

[The next page is the signature page.]

Thomas M. Gladney

February 18, 2004

If you agree with the terms as set forth herein, please sign both copies of this letter and return one copy to me at the above address.

Sincerely,

/s/ James C. Flores

James C. Flores Chairman and Chief Executive Officer

Agreed to and accepted this 18th day of February, 2004.

/s/ Thomas M. Gladney

Thomas M. Gladney